           Subject to Completion and Modification dated March 2, 2006

THE NATIONAL COLLEGIATE FUNDING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS FREE WRITING PROSPECTUS RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS THE NATIONAL COLLEGIATE FUNDING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE NATIONAL COLLEGIATE FUNDING LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE NATIONAL COLLEGIATE FUNDING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE BASE PROSPECTUS IF YOU REQUEST IT BY CALLING DANA ARVIDSON TOLL-FREE AT 1-800-895-4283.

                                                           [LOGO]FirstMarblehead

                                   TERM SHEET

                                  $900,697,000
               THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2006-1
                                 ISSUING ENTITY
                      THE NATIONAL COLLEGIATE FUNDING LLC
                             DEPOSITOR AND SPONSOR
                        STUDENT LOAN ASSET BACKED NOTES

SECURITIES OFFERED                                                                ------------------------------------------
o  Classes of notes listed in the table below                                      The notes offered hereby represent
                                                                                   obligations of the Issuing Entity only
ASSETS                                                                             and do not represent an interest in or
o  Private student loans guaranteed by The Education Resources Institute, Inc.     obligations of the sponsor, the
                                                                                   depositor, First Marblehead Corporation,
CREDIT ENHANCEMENT                                                                 The Education Resources Institute, Inc.,
o  Excess interest on the student loans                                            the originators, the servicers or any of
                                                                                   their affiliates.
o  Subordination of the class C notes and class B notes to the class A notes
   and subordination of the class C notes to the class B notes to the extent       The notes are not guaranteed or insured
   more fully described in this free writing prospectus                            by the United States or any governmental
                                                                                   agency.
o  Reserve account
                                                                                   Distributions on the notes will be made
o  Liquidity note agreement                                                        on the 25th calendar day of each month
                                                                                   or if the 25th is not a business day,
o  The Education Resources Institute, Inc. guaranty on the student loans           the next business day. The first
   together with certain guaranty fees pledged to secure payments of claims on     distribution date for the notes is May
   defaulted student loans                                                         25, 2006.
                                                                                  ------------------------------------------

                       INITIAL CLASS          INTEREST RATE           FINAL MATURITY               DISCOUNTS AND      PROCEEDS TO
                          BALANCE              (PER ANNUM)                 DATE         PRICE      COMMISSIONS(1)      THE TRUST
                      --------------   ---------------------------  -----------------  --------    --------------   ---------------
Class A-1 Notes       $ 83,979,000     One-month LIBOR plus _____%  February 25, 2019  100.000%        0.230%           99.770%
Class A-2 Notes       $170,071,000     One-month LIBOR plus _____%   August 25, 2023   100.000%        0.260%           99.740%
Class A-3 Notes       $185,823,000     One-month LIBOR plus _____%     May 25, 2026    100.000%        0.280%           99.720%
Class A-4 Notes       $139,591,000     One-month LIBOR plus _____%    March 27, 2028   100.000%        0.310%           99.690%
Class A-5 Notes       $226,675,000     One-month LIBOR plus _____%    March 25, 2033   100.000%        0.330%           99.670%
Class A-IO Notes                (2)               5.50%               April 25, 2011    23.334%        0.163%           23.171%
Class B Notes         $ 46,276,000     One-month LIBOR plus _____%     May 25, 2037    100.000%        0.390%           99.610%
Class C Notes         $ 48,282,000     One-month LIBOR plus _____%     May 25, 2037    100.000%        0.420%           99.580%
                      ------------                                                                                ---------------
Total                 $900,697,000                                                                                $953,589,976(3)

---------------
(1) Subject to indemnification and expense reimbursement arrangements with the underwriters.
(2) Initial reference amount equal to $226,675,000.
(3) Before deducting expenses estimated to be $3,643,861 and excluding proceeds from the structuring advisory fee paid to First Marblehead Corporation.

The offered notes are offered by the underwriters named below, subject to prior sale, when, as and if accepted by the underwriters, subject to approval of certain legal matters by counsel for the underwriters. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that delivery of the offered notes will be made in book-entry-only form on or about March 9, 2006.

Application has been made to the Irish Stock Exchange for the offered notes to be admitted to the Official List and to trading on its regulated market. There can be no assurance that this listing will be obtained. The issuance and settlement of the offered notes is not conditioned on the listing of the offered notes on the Irish Stock Exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL REGULATORY AUTHORITY OR STATE SECURITIES COMMISSION HAS APPROVED OR RECOMMENDED THE SECURITIES DESCRIBED IN THIS TERM SHEET OR DETERMINED IF THIS TERM SHEET IS TRUTHFUL OR COMPLETE. NO SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS REVIEWED THE ACCURACY OR ADEQUACY OF THIS TERM SHEET. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THIS TERM SHEET CONSTITUTES A "FREE WRITING PROSPECTUS" WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

UBS INVESTMENT BANK                                               CREDIT SUISSE
Joint Book-Runner                                             Joint Book-Runner

CITIGROUP                           JPMORGAN                RBC CAPITAL MARKETS

                       THE INFORMATION IN THIS TERM SHEET

The information contained herein refers to and supplements certain of the information contained in the Free Writing Prospectus, dated March 2, 2006 (the "definitive free writing prospectus"). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the definitive free writing prospectus.

                                  UNDERWRITING

The notes listed below are offered severally by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the offered notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York on or about March 9, 2006 against payment in immediately available funds and also Clearstream Banking, societe anonyme, Luxembourg and Euroclear.

Subject to the terms and conditions set forth in the underwriting agreement relating to the offered notes, the trust will sell the offered notes to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount or reference amount of each class of offered notes set forth opposite its name.

                                            CREDIT SUISSE     CITIGROUP
                                             SECURITIES        GLOBAL         J.P. MORGAN      RBC CAPITAL
                      UBS SECURITIES LLC      (USA) LLC     MARKETS INC.    SECURITIES INC.     MARKETS*        TOTAL
                      ------------------    -------------   ------------    ---------------    -----------   ------------
CLASS A-1 NOTES                                                                                              $ 83,979,000
CLASS A-2 NOTES                                                                                              $170,071,000
CLASS A-3 NOTES                                                                                              $185,823,000
CLASS A-4 NOTES                                                                                              $139,591,000
CLASS A-5 NOTES                                                                                              $226,675,000
CLASS A-IO NOTES                                                                                                      100%
CLASS B NOTES                                                                                                $ 46,276,000
CLASS C NOTES                                                                                                $ 48,282,000
TOTAL                                                                                                        $900,697,000

*RBC Capital Markets is the trade name under which RBC Dain Rauscher, Inc.
 will be performing underwriting services in connection with the offered notes.

   In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the notes offered hereby if any of the notes are purchased. The trust has been advised by the underwriters that the underwriters propose initially to offer the offered notes at the respective prices set forth on the cover page of this prospectus supplement, and to certain dealers at those prices less a concession not in excess of 0.138% per class A-1 note, 0.156% per class A-2 note, 0.168% per class A-3 note, 0.186% per class A-4 note, 0.198% per class A-5 note, 0.0098% per class A-IO note, 0.234% per class B note and 0.252% per class C note. The underwriters may allow and dealers may reallow to other dealers a discount not in excess of 0.069% per class A-1 note, 0.078% per class A-2 note, 0.084% per class A-3 note, 0.093% per class A-4 note, 0.098% per class A-5 note, 0.0049% per class A-IO note, 0.117% per class B note and 0.126% per class C note. After the initial offering, prices, concessions and reallowances may be changed.

   The underwriting agreement provides that the obligations of the underwriters thereunder are subject to certain conditions precedent, including the delivery of certain legal opinions by their counsel. The underwriters are committed to take and pay for all of the offered notes if any are taken. The depositor and The First Marblehead Corporation have agreed in the underwriting agreement to indemnify the underwriters and their controlling persons against certain liabilities in connection with the offer and sale of the offered notes.

   The underwriters propose to offer the offered notes for resale initially at the offering price set forth on the cover page hereof. After the initial offering, the offering price and other selling terms may be changed at any time without notice.

   The trust has informed the underwriters that it does not intend to apply for listing of the notes through the National Association of Securities Dealers Automated Quotation System.

   The offered notes are new issues of securities with no established trading market. The depositor has been advised by the underwriters that the underwriters intend to make a market in the offered notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the offered notes.

   In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities, including the sale of student loans, certain of which will be included in this transaction, with The First Marblehead Corporation, the depositor and their affiliates.

   During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the offered notes. The lead underwriters, for example, may over-allot the offered notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more offered notes than are to be sold.

   In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the offered notes. This means that if an underwriter purchases offered notes in the open market to reduce a broker-dealer's short position or to stabilize the prices of the offered notes, it may reclaim the selling concession from the broker-dealer who sold those offered notes as part of the offering.

   In general, over-allotment transactions and open market purchases of the offered notes for the purpose of stabilization or to reduce a short position could cause the price of an offered note to be higher than it might be in the absence of such transactions.

   Each underwriter has represented and agreed that:

   (a) It has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000, received by it in connection with the issue or sale of any offered notes in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 does not apply to the trust; and

   (b) It has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the offered notes in, from or otherwise involving the United Kingdom.

   No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the offered notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the offered notes may not be offered or sold, directly or indirectly, and neither the prospectus, this prospectus supplement nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands this prospectus supplement comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver offered notes or have in their possession or distribute such prospectus supplement, in all cases at their own expense.

   We have not authorized any offer of the offered notes to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. The offered notes may not be lawfully offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the Financial Services Act 1986, as amended.

                                  $900,697,000



                        STUDENT LOAN ASSET BACKED NOTES




               THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2006-1
                                 ISSUING ENTITY




                      THE NATIONAL COLLEGIATE FUNDING LLC
                             DEPOSITOR AND SPONSOR






                            ------------------------
                                   TERM SHEET
                            ------------------------







UBS INVESTMENT BANK                                               CREDIT SUISSE
Joint Book-Runner                                             Joint Book-Runner

CITIGROUP                           JPMORGAN                RBC CAPITAL MARKETS




                                  ------------



                                 March 2, 2006